Exhibit 99.1
                                                                    ------------

                                                                  EXECUTION COPY

                               PURCHASE AGREEMENT
                               ------------------

     This PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 1, 2006 by and among AEP Industries Inc., a Delaware corporation (the "Company"), AEP Industries Finance Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Buyer"), Third Point LLC, a Delaware limited liability company acting as investment manager or adviser to Sellers (as defined below) ("Third Point"), Daniel S. Loeb, managing member of Third Point ("Mr. Loeb"), and Third Point Partners Qualified L.P., a Delaware limited partnership, Third Point Partners L.P., a Delaware limited partnership, Third Point Resources L.P., a Delaware limited partnership, Third Point Offshore Fund, Ltd., a Cayman Islands limited liability exempted company, Third Point Ultra Ltd., a British Virgin Islands limited liability company, and Third Point Resources Ltd., a Cayman Islands limited liability exempted company (collectively, "Sellers").

     WHEREAS, Sellers directly own shares of the issued and outstanding common stock, par value $0.01 per share, of the Company ("Company Shares"); and

     WHEREAS, Sellers desire to sell, and Buyer and the Company desire to purchase, free and clear of any and all Liens (as defined herein) an aggregate number of Company Shares having an aggregate purchase price of $30,600,000 as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE; CLOSINGS
                           ---------------------------

     Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Sellers agree to sell, convey, assign, transfer and deliver to Buyer and the Company, and Buyer and the Company agree to purchase from Sellers, 850,000 Company Shares (the "Purchased Shares"), free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, "Liens"), in such amounts set forth on Schedule I hereto in respect of each Seller.

     Section 1.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Buyer and the Company of the Purchased Shares, Buyer and the Company shall pay to Sellers a price per Purchased Share of $36.00 (the "Purchase Price"), for an aggregate price of $30,600,000 in cash, in such amounts set forth on Schedule I hereto in respect of each Seller. To effectuate the foregoing, (a) at the First Closing (as defined below), the Company shall purchase that number of Purchased Shares having an aggregate purchase price of $18,180,000 and (b) at the Second Closing (as defined below), Buyer shall purchase that number of Purchased Shares having an aggregate purchase price of $12,420,000, in the case of each of (a) and (b), based upon the Purchase Price.

     Section 1.3 Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by a party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

     Section 1.4 Closings. The consummation of the transactions contemplated by this Agreement (the "Closings") shall take place at 10:00 a.m., local time, on August 2, 2006 and August 3, 2006 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, or at such other place, date or time as the parties may agree in writing (such dates being the "First Closing Date" and "Second Closing Date", respectively, and each, a "Closing Date"); provided that the Company's and Buyer's obligations to consummate the transactions contemplated by this Agreement shall be conditioned on (a) no condition existing on either Closing Date which would prevent the Company from drawing funds under the Loan and Security Agreement, dated November 20, 2001, among the Company, Wachovia Bank (as successor by merger to Congress Financial Corporation), as Agent, and the financial institutions party thereto, as amended or otherwise modified through the date hereof, and (b) no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.

     Section 1.5 Closing Deliveries.

     (a) At the Closings, in accordance with Section 1.2, Buyer and/or the Company, as applicable, shall deliver or cause to be delivered to Sellers the following:

          (i) on the relevant Closing Date, the cash amounts set forth on
     Schedule I hereto in respect of each Seller, by wire transfer of immediately available funds to such accounts as Third Point on behalf of Sellers has specified in writing prior to such Closing Date; and

          (ii) on the First Closing Date, a properly executed termination and amendment agreement in the form attached hereto as Exhibit A (the "Termination and Amendment Agreement") providing for termination, waiver and release of all of Sellers', Third Point's and Bradley Louis Radoff's ("Mr. Radoff") rights, interests and claims and the Company's and J. Brendan Barba's ("Mr. Barba") obligations pursuant to

     Article II of the Agreement, dated as of February 4, 2005, by and among the Company, Sellers, Mr. Radoff and Mr. Barba (the "Third Point Agreement"); provided that, for the avoidance of doubt, the Termination and Amendment Agreement shall not limit or otherwise affect the registration rights set forth in the Third Point Agreement in respect of the Registrable Securities (as defined therein) that are not Purchased Shares.

     (b) At the Closings, Sellers shall deliver or cause to be delivered to Buyer and the Company the following:

          (i) on the relevant Closing Date, certificates representing the Purchased Shares to be purchased on such Closing Date as set forth on
     Schedule I hereto in respect of each Seller, duly and validly endorsed or accompanied by stock powers duly and validly executed in blank and sufficient to convey to Buyer and the Company good, valid and marketable title in and to such Purchased Shares, free and clear of any and all Liens; and

          (ii) on the First Closing Date, a properly executed Termination and Amendment Agreement in accordance with Section 1.5(a)(ii).


                                    ARTICLE II

                                    COVENANTS
                                    ---------

     Section 2.1  Standstill.

     (a) During the period beginning on the date hereof and ending on the date that is the second anniversary of the Second Closing Date (the "Standstill Period"), except as specifically permitted by the terms of this Agreement, Sellers, Third Point and Mr. Loeb shall not, and shall cause each of their respective Affiliates (as defined in Section 5.3) not to, acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any (i) Voting Securities (as defined in Section 5.3), or (ii) direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities.

     (b) During the Standstill Period, except upon the express prior written invitation of the Company, Sellers, Third Point and Mr. Loeb shall not, and shall cause each of their respective Affiliates not to, directly or indirectly, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meanings shall apply for all purposes of this Agreement): (i) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or exempt solicitation under Rule 14a-2(b)(1) or otherwise with respect to any Voting Securities (including by the execution of actions by written consent), become a "participant" or a "participant in a solicitation" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the Company or otherwise communicate with any stockholder of the Company pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; (ii) initiate, propose or otherwise solicit, or participate in the solicitation of, stockholders for the approval of one or more stockholder proposals with respect to the Company, including any proposal made pursuant to Rule 14a-8 under the Exchange Act, or encourage or induce any other individual or entity to initiate any stockholder proposal relating to the Company, or make any demand or request for any list of the holders of Voting Securities; (iii) form, encourage the formation, join or in any way participate in a "group" which owns or seeks or offers to acquire beneficial ownership of Voting Securities or rights to acquire such securities (other than Voting Securities beneficially owned by Sellers, Third Point or Mr. Loeb that are not Purchased Shares) or which seeks or offers to acquire control of the Company or influence its policies; (v) solicit, seek or offer to effect, negotiate with or provide any information to any party with respect to, make any statement or proposal, whether written or oral, either alone or in concert with others, to the board of directors of the Company, to any director or officer of the Company or to any other stockholder of the Company with respect to, or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the Exchange Act, any similar or successor statute or otherwise, or take action to cause the Company to make any such filing, with respect to: (A) any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving the Company or any Affiliate thereof, including, without limitation, a merger, tender or exchange offer, share repurchase or liquidation of the Company's assets, (B) any acquisition or disposition of assets material to the Company, (C) any request to amend, waive or terminate the provisions of this Agreement or (D) any proposal or other statement inconsistent with the terms of this Agreement; (vi) otherwise act, alone or in concert with others (including by providing financing for another party), to seek or offer to acquire control of the Company or influence, in any manner, its management, board of directors or policies; or (vii) assist or encourage any third party, whether or not a "group" with such third party, to take any of the actions enumerated in this Section 2.1(b).

     Section 2.2  Non-disparagement.

     (a) The Company (on its own behalf and on behalf of its directors, officers, subsidiaries and Affiliates and each of their respective successors and assigns (collectively, the "Company Parties")) agrees that, during the Standstill Period, it shall not (whether directly or indirectly, individually or in concert with others, publicly or privately, orally or in writing) engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information that is calculated to or is reasonably likely to have the effect of (i) undermining, impugning, disparaging, injuring the reputation of or otherwise in any way reflecting adversely or detrimentally upon any of Sellers, Third Point or Mr. Loeb or their respective Affiliates, successors or assigns (collectively, the "Seller Parties") or (ii) accusing or implying that any Seller Party engaged in any wrongful, unlawful or improper conduct. The foregoing shall not apply to any compelled testimony, either by legal process, subpoena or otherwise or to any response to any request for information from any governmental authority having jurisdiction over the Company; provided, however, that in the event that any Company Party is requested pursuant to, or required by, applicable law, regulation or legal process to testify or otherwise respond to a request for information from any governmental authority, the Company shall notify Third Point promptly so that the Seller Parties may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or any Seller Party waives compliance with the terms of this Section 2.2(a), such Company Party shall furnish only such information which it has been advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.

     (b) Each of Sellers, Third Point and Mr. Loeb (on its or his own behalf and on behalf of the other Seller Parties) agrees that, during the Standstill Period, it or he shall not (whether directly or indirectly, individually or in concert with others, publicly or privately, orally or in writing) engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information, including, without limitation, to any member of the press, analyst, governmental or regulatory agency, that is calculated to or is reasonably likely to have the effect of (i) undermining, impugning, disparaging, injuring the reputation of or otherwise in any way reflecting adversely or detrimentally upon any Company Party or (ii) accusing or implying that any Company Party engaged in any wrongful, unlawful or improper conduct; provided, however, that in the event that a Seller Party is requested pursuant to, or required by, applicable law, regulation or legal process to testify or otherwise respond to a request from any governmental authority, Third Point shall notify the Company promptly so that the Company may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or any Company Party waives compliance with the terms of this
Section 2.2(b), such Seller Party shall furnish only such information which it is advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.

     Section 2.3  Public Announcement; Public Filings.

     (a) Upon execution of this Agreement, the Company and Third Point shall issue a joint press release (in substantially the form attached hereto as Exhibit B) with such changes as may be mutually agreed by the Company and Third Point. No party hereto nor any of its respective Affiliates shall issue any press release or make any public statement relating to the transactions contemplated hereby (including, without limitation, any statement to any governmental or regulatory agency or accrediting body) that is inconsistent with, or are otherwise contrary to, the statements in the press release.

     (b) Promptly following the date hereof, Third Point will cause to be filed with the Securities and Exchange Commission an amendment to its Schedule 13D filed on February 14, 2005 and prior to filing will provide the Company and its counsel a reasonably opportunity to review and comment upon such amendment.

     Section 2.4 Confidentiality. Sellers, Third Point and Mr. Loeb shall not disclose and shall maintain the confidentiality of (and shall cause their respective Affiliates, directors, officers and employees to not disclose and to maintain the confidentiality of) any non-public information which relates to the business, legal or financial affairs of the Company (the "Confidential Information"). Sellers, Third Point and Mr. Loeb shall use at least the same degree of care to safeguard and to prevent the disclosure, publication or dissemination of the Confidential Information as they respectively employ to avoid unauthorized disclosure, publication or dissemination of their own information of a similar nature, but in no case less than reasonable care. In the event that a Seller, Third Point or Mr. Loeb (or any Affiliate, director, officer or employee) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Third Point shall (a) notify the Company promptly so that the Company may seek a protective order or other appropriate remedy and (b) cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy. In the event that no such protective order or other remedy is obtained, the applicable party shall disclose to the person compelling disclosure only that portion of the Confidential Information which such party is advised by counsel is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Confidential Information so disclosed.

     Section 2.5 Demand Registration. Sellers hereby (a) make a request pursuant to Section 3.2(a) of the Third Point Agreement that the Company file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") to cover the registration of any and all of Sellers' Registrable Securities (as defined in the Third Point Agreement) that are not Purchased Shares and (b) represent that there are no Holders (as defined in the Third Point Agreement) other than Sellers and Mr. Radoff who could be entitled to notice from the Company of such request as contemplated by Section 3.2(a), which notice is hereby waived by the holders of Registrable Securities party hereto. The Company acknowledges such registration request and agrees to effect a registration of such Registrable Securities in accordance with the terms, conditions and limitations contained in Article III of the Third Point Agreement. The Company represents, as of the date hereof, that it is not aware of any existing Valid Business Reason (as defined in the Third Point Agreement) that would permit it to postpone filing a registration statement relating to Sellers' request or, when filed, withdraw and terminate the effectiveness of or postpone amending or supplementing such registration statement under Section 3.2(f) of the Third Point Agreement. Sellers hereby acknowledge that the Company may not be eligible to use Form S-3 to effect such registration.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                        ---------------------------------
                        SELLERS, THIRD POINT AND MR. LOEB
                        ---------------------------------

     Each of Sellers, Third Point and Mr. Loeb hereby makes, jointly and severally with respect to each other such party, the following representations and warranties to Buyer and the Company:

     Section 3.1 Existence; Authority. Each of Sellers and Third Point is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Sellers, Third Point and Mr. Loeb has all requisite competence, power and authority to execute and deliver this Agreement and the Termination and Amendment Agreement, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Termination and Amendment Agreement.

     Section 3.2 Enforceability. This Agreement has been duly and validly executed and delivered by each of Sellers, Third Point and Mr. Loeb and, upon its execution and delivery, the Termination and Amendment Agreement will be duly and validly executed and delivered by Third Point, Mr. Radoff and each Seller party thereto and, assuming due and valid authorization, execution and delivery by Buyer, the Company and/or Mr. Barba, as applicable, this Agreement constitutes, and the Termination and Amendment Agreement will constitute, a legal, valid and binding obligation of each of Sellers, Third Point, Mr. Loeb and/or Mr. Radoff, as applicable, enforceable against each such person in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles.

     Section 3.3 Ownership. Each Seller is the sole record and beneficial owner of the Purchased Shares set forth opposite its name on Schedule I hereto, free and clear of any and all Liens. Each Seller has full power and authority to transfer full legal ownership of its respective Purchased Shares to Buyer and the Company, and no Seller is required to obtain the approval of any person or governmental agency or organization to effect the sale of the Purchased Shares. The entire direct or indirect beneficial ownership of Sellers, Third Party and Mr. Loeb or any of their respective Affiliates in the Company is 2,000,000 Company Shares.

     Section 3.4 Good Title Conveyed. The stock certificates and stock powers executed and delivered by Sellers at the Closings will be valid and binding obligations of Sellers, enforceable in accordance with their respective terms, and effectively vest in Buyer and the Company good, valid and marketable title to all Purchased Shares, free and clear of any and all Liens.

     Section 3.5 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of any Seller, Third Point or Mr. Loeb, threatened against such party that could impair the ability of any of Sellers, Third Point or Mr. Loeb to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     Section 3.6  Other Acknowledgments.

     (a) Each of Sellers, Third Point and Mr. Loeb hereby represents and acknowledges that it or he is a sophisticated investor and that it or he knows that Buyer or the Company may have material Confidential Information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to Sellers' decision to sell the Purchased Shares or otherwise materially adverse to Sellers' interests. Each of Sellers, Third Point and Mr. Loeb acknowledges and agrees that Buyer and the Company shall have no obligation to disclose to it or him any such information and hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against Buyer, the Company and their respective Affiliates, officers, directors, employees, agents and representatives based upon, relating to or arising out of nondisclosure of such information or the sale of the Purchased Shares hereunder.

     (b) Each of Sellers, Third Point and Mr. Loeb further represents that it or he has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has, independently and without reliance upon Buyer or the Company, made its or his own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, none of Sellers, Third Point or Mr. Loeb is relying on Buyer or the Company (or any agent or representative thereof). Each of Sellers, Third Point and Mr. Loeb has carefully considered and, to the extent it or he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Shares. Each of Sellers, Third Point and Mr. Loeb acknowledges that none of Buyer or the Company or any of their respective directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

     (c) Sellers, Third Point and Mr. Loeb are "accredited investors" as defined in Rule 501 promulgated under the Securities Act. The sale of the Purchased Shares by Sellers (i) was privately negotiated in an independent transaction and
(ii) does not violate any rules or regulations applicable to Sellers.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                        ---------------------------------
                              BUYER AND THE COMPANY
                             ---------------------

     Each of Buyer and the Company makes, jointly and severally with respect to each other, the following representations and warranties to Sellers:

     Section 4.1 Existence; Authority. Each of Buyer and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and/or the Company, as applicable, has all requisite corporate power and authority to execute and deliver this Agreement and the Termination and Amendment Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Termination and Amendment Agreement.

     Section 4.2 Enforceability. This Agreement has been duly and validly executed and delivered by Buyer and the Company and, upon its execution and delivery, the Termination and Amendment Agreement will be duly and validly executed and delivered by the Company and Mr. Barba and, assuming due and valid authorization, execution and delivery by Sellers, Third Point, Mr. Loeb and/or Mr. Radoff, as applicable, this Agreement constitutes, and the Termination and Amendment Agreement will constitute, a legal, valid and binding obligation of each of Buyer, the Company and/or Mr. Barba, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles.

     Section 4.3 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Buyer or the Company, threatened against such party that could impair the ability of Buyer or the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                                    ARTICLE V

                                  MISCELLANEOUS
                                  -------------

     Section 5.1 Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Closings. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.

     Section 5.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:

     If to the Company or Buyer:

          c/o AEP Industries Inc.
          125 Phillips Avenue
          South Hackensack, New Jersey 07606
          Attn: Paul Feeney
          Facsimile: (201) 807-6801

     With a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          Four Times Square
          New York, New York 10036
          Attn:  Richard J. Grossman
                 Sal Guerrera
          Facsimile: (212) 735-2000

     If to any Seller, Third Point or Mr. Loeb:

          c/o Third Point LLC
          390 Park Avenue
          18th Floor
          New York, New York 10022
          Attn: Operations
          Facsimile: (212) 224-7401

     With a copy to:

          Willkie Farr & Gallagher LLP
          787 Seventh Avenue
          New York, New York 10019
          Attn: Michael A. Schwartz
          Facsimile: (212) 728-9267

     Section 5.3 Certain Definitions. As used in this Agreement, (a) the term "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall include persons who become Affiliates of any person subsequent to the date hereof; (b) the term "Voting Securities" shall mean the Company Shares and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, securities of the Company entitled to vote in the election of directors, whether or not subject to the passage of time or other contingencies; and (c) the Company, Buyer, Third Point, Mr. Loeb and each Seller will be referred to herein individually as a "party" and collectively as "parties."

     Section 5.4 Specific Performance. Each of Buyer and the Company, on the one hand, and Sellers, Third Point and Mr. Loeb, on the other hand, acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

     Section 5.5 No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     Section 5.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld. Any purported assignment of a party's rights under this Agreement in violation of the preceding sentence shall be null and void.

     Section 5.8 Entire Agreement; Amendments. This Agreement (including any Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

     Section 5.9 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 5.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.

     Section 5.11 Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of Delaware for the purposes of any action, suit or proceeding arising out of or with respect to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY.

     Section 5.12 Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     Section 5.13 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     Section 5.14 Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm's length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.



                                  AEP INDUSTRIES INC.


                                 By: /s/ Paul M. Feeney
                                     -------------------------------------------
                                     Name:  Paul M. Feeney
                                     Title: Executive Vice President, Finance
                                            and Chief Financial Officer


                                  AEP INDUSTRIES FINANCE INC.


                                  By: /s/ Paul M. Feeney
                                      ------------------------------------------
                                      Name:  Paul M. Feeney
                                      Title: Vice President and Chief Financial
                                             Officer


                                  THIRD POINT LLC


                                  By: /s/ Keith Waller
                                      ------------------------------------------
                                      Name:  Keith Waller
                                      Title: Managing Director Operations
                                             Third Point LLC


                                  DANIEL S. LOEB

                                  /s/ Daniel S. Loeb
                                  ----------------------------------------------
                                  Name:  Daniel S. Loeb


                                  THIRD POINT PARTNERS QUALIFIED L.P.

                                  By:  Third Point Advisors LLC, its general
                                       partner


                                  By: /s/ Keith Waller
                                      ------------------------------------------
                                      Name:  Keith Waller
                                      Title: Managing Director Operations
                                             Third Point LLC

                              [Purchase Agreement]

                                  THIRD POINT PARTNERS L.P.

                                  By:  Third Point Advisors LLC, its general
                                       partner


                                  By: /s/ Keith Waller
                                      ------------------------------------------
                                      Name:  Keith Waller
                                      Title: Managing Director Operations
                                             Third Point LLC


                                  THIRD POINT RESOURCES L.P.

                                  By:  Third Point Advisors LLC, its general
                                       partner


                                  By: /s/ Keith Waller
                                      ------------------------------------------
                                      Name:  Keith Waller
                                      Title: Managing Director Operations
                                             Third Point LLC


                                  THIRD POINT OFFSHORE FUND, LTD.


                                  By: /s/ Keith Waller
                                      ------------------------------------------
                                      Name:  Keith Waller
                                      Title: Managing Director Operations
                                             Third Point LLC


                                  THIRD POINT ULTRA LTD.


                                  By: /s/ Keith Waller
                                      ------------------------------------------
                                      Name:  Keith Waller
                                      Title: Managing Director Operations
                                             Third Point LLC


                                  THIRD POINT RESOURCES LTD.


                                  By: /s/ Keith Waller
                                      ------------------------------------------
                                      Name:  Keith Waller
                                      Title: Managing Director Operations
                                             Third Point LLC


                              [Purchase Agreement]

                                                                                                                          SCHEDULE I


                                                        Purchased Shares; Payments
                                                        --------------------------


--------- ------------------ ----------------- ------------------ ------------- ------------------ --------------- -----------------
 Cert. #  Name of Seller     # of Purchased    Payment to be     # of           Payment to be     Total # of      Total payment to
 -------  --------------     ---------------   --------------    -----          --------------    -----------     ----------------
                             Shares to be      made to Seller    Purchased      made to Seller    Purchased       be made to
                             -------------     ---------------   ----------     ---------------   ----------      ----------
                             delivered by      at First Closing  Shares to be   at Second Closing Shares          Seller in
                             -------------     ----------------  -------------  ----------------- -------         ---------
                             Seller at First                     delivered by                     beneficially    consideration of
                             ----------------                    -------------                    -------------   ----------------
                             Closing                             Seller at                        owned by Seller Purchased Shares
                             -------                             ----------                       --------------- ----------------
                                                                 Second Closing
-------- ---------------     ---------------   ----------------  -------------- ----------------- --------------- ------------------
---      Third Point              ---                  ---              ---               ---               ---                ---
         Partners Qualified
         L.P.
-------- ---------------     ---------------   ----------------  -------------- ----------------- --------------- ------------------
AEP 8135 Third Point            140,000           $5,040,000          50,000         $1,800,000           190,000         $6,840,000
         Partners L.P.
-------- ---------------     ---------------   ----------------  -------------- ----------------- --------------- ------------------
AEP 8136 Third Point            262,400           $9,446,400         250,000         $9,000,000           512,400        $18,446,400
         Offshore Fund, Ltd.
--------- ---------------     ---------------   ----------------  -------------- ----------------- --------------- -----------------
AEP 8137 Third Point Ultra       40,000           $1,440,000          45,000         $1,620,000            85,000         $3,060,000
         Ltd.
-------- ---------------     ---------------   ----------------  -------------- ----------------- --------------- ------------------
AEP 8138 Third Point             25,300             $910,800             ---                ---            25,300           $910,800
         Resources L.P.
-------- ---------------     ---------------   ----------------  -------------- ----------------- --------------- ------------------
AEP 8139 Third Point             37,300           $1,342,800             ---                ---            37,300         $1,342,800
         Resources Ltd.
-------- ---------------     ---------------   ----------------  -------------- ----------------- --------------- ------------------
         TOTAL                  505,000          $18,180,000         345,000        $12,420,000           850,000        $30,600,000
-------- ---------------     ---------------   ----------------  -------------- ----------------- --------------- ------------------

                                                                       EXHIBIT A


                   Form of Termination and Amendment Agreement
                   -------------------------------------------

                       TERMINATION AND AMENDMENT AGREEMENT

     This Termination and Amendment Agreement (this "Agreement") is made and entered into as of August [_], 2006 by and among AEP Industries Inc., a Delaware corporation (the "Company"), J. Brendan Barba ("Mr. Barba"), Bradley Louis Radoff ("Mr. Radoff") and Third Point Partners Qualified L.P., a Delaware limited partnership, Third Point Partners L.P., a Delaware limited partnership, Third Point Resources L.P. (formerly Banzai Partners L.P.), a Delaware limited partnership, Third Point Offshore Fund, Ltd., a Cayman Islands limited liability exempted company, Third Point Ultra Ltd. (formerly Points West International Investments Ltd.), a British Virgin Islands limited liability company, Third Point Resources Ltd. (formerly Banzai Offshore Fund, Ltd.), a Cayman Islands limited liability exempted company (together with Mr. Radoff, "Sellers"), and Third Point LLC, a Delaware limited liability company ("Third Point").

                               W I T N E S S E T H

     WHEREAS, the Company, Sellers (other than Mr. Radoff) and Third Point have entered into a Purchase Agreement (the "Purchase Agreement"), made and entered into as of August 1, 2006, by and among the Company, AEP Industries Finance Inc. ("Buyer"), a Delaware corporation and a wholly owned subsidiary of the Company, Sellers (other than Mr. Radoff), Third Point and Daniel S. Loeb, managing member of Third Point, pursuant to which Sellers (other than Mr. Radoff) will sell, and Buyer and the Company will purchase, an aggregate number of shares of common stock, par value $0.01 per share, of the Company having an aggregate purchase price of $30,600,000 as determined therein;

     WHEREAS, the Purchase Agreement requires that the Company, Buyer and Sellers (other than Mr. Radoff) effect the termination of certain governance related rights of Sellers and Third Point and obligations of the Company and Mr. Barba under Article II of the Agreement (the "Third Point Agreement"), dated as of February 4, 2005, by and among the Company, Sellers and Mr. Barba; and

     WHEREAS, the Company, Mr. Barba, Sellers and Third Point each desire to effect such termination in accordance with Section 6.2(a) of the Third Point Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Termination and Amendment. The Third Point Agreement is hereby amended by deleting Article II in its entirety. Each of Sellers and Third Point (for itself and each of its Affiliates) hereby unconditionally, irrevocably and forever (a) waives any and all of its rights, interests and claims that it ever had, now has or ever may have or claim to have against Mr. Barba and the Company (including its successors and assigns and any of its present or former directors, officers, employees or agents) pursuant to such Article and (b) releases and discharges Mr. Barba and the Company (including its successors and assigns and any of its present or former directors, officers, employees or agents) from any and all obligations of any kind or character whatsoever thereunder. Except as expressly amended hereby, the Third Point Agreement shall remain in full force and effect. For the avoidance of doubt, the parties hereto do not intend that this Agreement should limit or otherwise affect the registration rights set forth in Article III of the Third Point Agreement in respect of the Registrable Securities (as defined therein) that are not Purchased Shares (as defined in the Purchase Agreement), which registration rights shall remain in effect in accordance with the terms of the Third Point Agreement.

     Section 2. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of Delaware for the purposes of any action, suit or proceeding arising out of or with respect to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.



                                 AEP INDUSTRIES INC.


                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:


                                  THIRD POINT LLC


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  THIRD POINT PARTNERS QUALIFIED L.P.

                                  By:  Third Point Advisors LLC, its general
                                       partner


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  THIRD POINT PARTNERS L.P.

                                  By:  Third Point Advisors LLC, its general
                                       partner


                                 By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                     [Termination and Amendment Agreement]

                                  THIRD POINT RESOURCES L.P.

                                  By:  Third Point Advisors LLC, its general
                                       partner


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  THIRD POINT OFFSHORE FUND, LTD.


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  THIRD POINT ULTRA LTD.


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  THIRD POINT RESOURCES LTD.


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                  BRADLEY LOUS RADOFF


                                  ----------------------------------------------
                                  Name:  Bradley Louis Radoff


                      [Termination and Amendment Agreement]

                                  J. BRENDAN BARBA


                                  ----------------------------------------------
                                  Name:  J. Brendan Barba

                     [Termination and Amendment Agreement]

                                                                       EXHIBIT B


                           Form of Joint Press Release
                           ---------------------------

AEP Industries Inc. and Third Point LLC Announce Stock Repurchase Agreement

   AEP Industries Inc. Announces Separate $15 Million Stock Repurchase Program

SOUTH HACKENSACK, N.J. and NEW YORK, N.Y., August 1, 2006. AEP Industries Inc. (Nasdaq: AEPI, the "Company") and Third Point LLC ("Third Point") today announced they have entered into an agreement whereby the Company will repurchase 850,000 of its common shares from investment funds affiliated with Third Point in a privately negotiated transaction at $36 per share for a total purchase price of $30.6 million. The price per share represents a discount of 19.4% to yesterday's closing price of the Company's common stock.

Brendan Barba, Chairman and Chief Executive Officer of the Company, commented, "This transaction enables us to make attractive use of our capital to acquire a meaningful block of Company shares at a favorable price. The repurchase should be immediately accretive to earnings per share."

The repurchase, which is expected to close in the next several days, will reduce Third Point's beneficial ownership of the Company's common stock from approximately 23% to approximately 15%. Pursuant to the purchase agreement, Third Point and its affiliates will be bound by a two-year standstill provision and their rights to appoint up to two members of the board of directors of the Company will terminate. Under a previous agreement with the Company, Third Point has requested that the Company register its remaining shares. The Company will take immediate steps to comply with this request.

Authorization of Stock Repurchase Program

The Company separately announced that its Board of Directors has authorized a stock repurchase program under which the Company may purchase up to $15 million of its common stock. Repurchases would be made in the open market, in privately negotiated transactions or by other means, from time to time, subject to market conditions, applicable legal requirements and other factors. The program does not obligate the Company to acquire any particular amount of common stock and the program may be suspended at any time at the Company's discretion.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in three countries in North America and Europe.

Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance, fluctuations in exchange rates and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (the "SEC") over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

                                      B-2